Exhibit 4.10

RedHill Biopharma Ltd.

(the “Company”)

AMENDED AND RESTATED AWARD PLAN (2010)

As most recently amended by the Board of Directors on March 3, 2020

TABLE OF CONTENTS

1.	Preamble	B-3

2.	Administration of the Plan	B-4

3.	Shares Subject to the Plan	B-4

4.	Option Exercise Prices	B-4

5.	Exclusivity of the Plan	B-5

6.	Grant of the Awards to the Trustee; Voting of Shares	B-5

7.	Award Agreement; Termination of Employment	B-6

8.	Acceleration of an Award; Liquidation	B-8

9.	Term of Awards; Exercise	B-9

10.	Restricted Shares	B-13

11.	Taxation	B-14

12.	Dividends	B-15

13.	Rights and/or Benefits arising out of the Employee/Employer Relationship and the Absence of an Obligation to Employ	B-16

14.	Adjustments Upon Changes in Capitalization	B-16

15.	Term, Termination and Amendment	B-17

16.	Award Modifications	B-18

17.	Release of the Trustee and the Attorney from Liability	B-18

18.	Release of the Trustee and the Attorney from Liability	B-18

19.	Governing Laws	B-19

APPENDICES

Appendix A:	Employee’s Notice to the Trustee as to Exercise of the Option (Section 9.2)	B-20

Appendix B:	Notice to the Company of Exercise of the Option by the Trustee (Section 9.2)	B-21

1.          PREAMBLE

1.1        This plan, as amended from time to time, shall be known as the RedHill Biopharma Ltd. Amended and Restated Award Plan (2010) (the “Plan”).  The purpose and intent of the Plan is to provide incentives to employees, directors and/or service providers including advisors of the Company and/or of subsidiaries and/or affiliated companies of the Company (each a “Related Company” and collectively, “Related Companies”) by providing them with the opportunity to purchase a proprietary interest in the Company by the issuance of ordinary shares of the Company (“Shares”) and/or American Depositary Shares, and by the grant of options and awards of restricted shares (“Restricted Shares”), Restricted Share Units (“RSUs”) and other share-based awards pursuant to the Plan ,  determined pursuant to the Plan, and such other securities as may be substituted for such shares pursuant to this Plan (collectively, “Awards”).

1.2        The Plan is intended to enable the Company to grant Awards under various and different tax regimes, including, without limitation: (i) pursuant and subject to Section 102 of the Israeli Income Tax Ordinance (New Version), 1961 (the “Income Tax Ordinance”) or any provision which may amend or replace it and any regulations, rules, orders or procedures promulgated thereunder (collectively, “Section 102”) and to designate them as either grants made through a trustee or not through a trustee; (ii) pursuant and subject to Section 3(i) of the Income Tax Ordinance; (iii) as “incentive stock options” within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (“Incentive Stock Options” and the “Code”, respectively) to Employees (as defined below) of the Company or any subsidiary of the Company which qualifies as a Corporation (as defined below); (iv) as options to U.S. residents, which would not qualify as Incentive Stock Options (“Non-Qualified Stock Options”); and (v) to grantees in jurisdictions other than Israel and the United States.

The Company, however, does not warrant that the Plan will be recognized by the income tax authorities in any jurisdiction or that future changes will not be made to the provisions of applicable laws, or rules or regulations which are promulgated from time to time thereunder, or that any exemption or benefit currently available, whether pursuant to Section 102 or otherwise, will not be abolished.

For purposes of the Plan, (i) the term “Employee” means a common law employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Code) of the Company or any subsidiary of the Company; provided, however, in the case of individuals whose employment status, by virtue of their employer or residence, is not determined under Section 3401(c) of the Code, Employee means an individual treated as an employee for local payroll tax or employment purposes by the applicable employer under applicable law; and (ii) the term “Corporation” means any entity that is defined as a corporation under Section 7701 of the Code and is the Company or is in an unbroken chain of corporations (other than the Company) beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain.

1.3        The Board of Directors of the Company (the “Board”) shall have the authority to make any requisite adjustments in the Plan and determine the relevant terms in any Agreement (as defined in Section 7 below) in order to comply with the requirements of any relevant tax regime. Furthermore, should any provision of Section 102 be amended, such amendment shall be deemed included in the Plan with respect to Awards granted in the context of Section 102. Where a conflict arises between any section of the Plan, the Agreement or their application, and the provisions of any relevant tax law, rule or regulation, whether relied upon for tax relief or otherwise, the Board in its sole discretion shall determine the necessary changes to be made to the Plan and its determination regarding this matter shall be final and binding.

1.4        The Plan contemplates the grant of Awards by the Company both as a private company and as a company whose securities are publicly-traded. In the event the Company’s securities should be registered for trading on the Nasdaq Stock Exchange, the New York Stock Exchange, any other stock exchange or an electronic quotation system, whether in the USA or elsewhere, the Awards allotted in accordance with the Plan may be made conditional to any requirement or instruction of the stock exchange authorities or of any other relevant authority acting pursuant to applicable law as shall exist from time to time. In such case, by means of a Board resolution, the Plan and the Agreements prepared pursuant hereto, may be amended as necessary to meet such requirements. In the event of a contradiction between any such amendment and the Plan’s provisions, the amendment shall prevail.

2.          ADMINISTRATION OF THE PLAN

2.1        The Plan shall be administered by the Board and/or by any committee of the Board so designated by the Board. Any subsequent references herein to the Board shall also mean any such committee, if appointed and, unless the powers of the committee have been specifically limited by law or otherwise, such committee shall have all of the powers of the Board granted herein. Without derogating from the generality of the foregoing, the Board shall have the authority to designate grants made pursuant to Section 102 as either grants made through a trustee or not through a trustee and to determine (and from time to time change, subject to Section 102) the tax route applicable to Awards granted through a trustee pursuant to Section 102 (e.g., the capital gains route or the employment income route) and to make any other elections with respect to the Plan pursuant to applicable law.  Subject to Sections 4 and 15, the Board shall have plenary authority to determine the terms and conditions of all Awards (which need not be identical), including, without limitation, whether the Awards will be exercisable into ordinary shares of the Company or into American Depositary Shares, the purchase price of the Shares covered by each Award, the identity of those to whom, and the time or times at which, Awards shall be granted, the number of Shares to be subject to each Award, whether an Award shall be granted pursuant to Section 102 or otherwise and when an Award can be exercised and whether in whole or in installments. Subject to Section 15, the Board shall have plenary authority to construe and interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. All determinations and decisions of the Board pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, grantees and their estates and beneficiaries.

2.2        Any directive or notice signed by a member of the Board shall constitute conclusive proof and authority for every act or decision of the Company.

2.3        No director or officer of the Company shall be personally liable or obligated to any grantee as a result of any decision made and/or action taken with respect to the Plan or its execution.

3.          SHARES SUBJECT TO THE PLAN

The maximum number of Shares that may be issued under the Plan is 59,206,448 Shares and shall automatically be increased on January 1 of each calendar year such that immediately following such increase the maximum number of Shares that may be issued under the Plan will be equal to fifteen percent (15%) of the number of outstanding Shares on a fully-diluted basis on December 31 of the immediately preceding calendar year, one hundred percent (100%) of which may be granted pursuant to Incentive Stock Options.  The Board may from time to time increase or decrease the maximum number of ordinary shares that may be issued under the Plan.

4.          OPTION EXERCISE PRICES

The consideration to be paid by a grantee for each Share purchased by exercising an option (the “Option Exercise Price”) shall be as determined by the Board on the date of grant, provided that the Option Exercise Price shall not be less than the nominal value of the Shares subject to the option, and if on the date of grant the Company’s Shares are listed on any established stock exchange or a national market or quotation system, then except as otherwise determined by the Board, the Option Exercise Price shall not be less than the closing price on the date of grant on such established stock exchange or a national market or quotation system.  The Option Exercise Price shall be denominated in the currency of the primary economic environment of, either the Company or the grantee (that is the functional currency of the Company or the currency in which the grantee is paid) as determined by the Company.

The Board may, in its discretion, grant to the holder of an outstanding option, in exchange for the surrender and cancellation of such option, a new option having an Option Exercise Price lower than provided in the option so surrendered and canceled, and containing such other terms and conditions as the Board may prescribe in accordance with the provisions of this Plan provided that such new Option Exercise Price shall not be less than the nominal value of the Shares subject to the new option.

Notwithstanding anything herein to the contrary, with respect to the grant of a  Non-Qualified Stock Option or an Incentive Stock Option, the Option Exercise Price shall be no less than the Fair Market Value (as defined below) of a Share on the date of grant of such Non-Qualified Stock Option or Incentive Stock Option; provided, however, if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any Related Company), the Option Exercise Price shall be at least one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant of such Incentive Stock Option.

For purposes hereof, the “Fair Market Value” of the Shares shall mean, as of any date, the last reported sale price, on that date, of the Shares of the Company on the principal securities exchange on which such Shares are then traded, or, in the event that no sales of such Shares took place on such date, the last reported sale price of such Shares on such principal securities exchange on the most recent prior date on which a sale of Shares took place; provided, however, that if such Shares are not publicly traded on the date as of which Fair Market Value is to be determined, “Fair Market Value” of the Shares shall mean the value as determined in good faith by the Board.  The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

5.          EXCLUSIVITY OF THE PLAN

Unless otherwise determined by the Board in any particular instance as part of the Agreement, each grantee hereunder will be required to declare and agree that all prior agreements, arrangements and/or understandings with respect to Awards and options to purchase Shares of the Company which have not actually been granted prior to execution of the Agreement shall be null and void and that only the provisions of the Plan and/or the Agreement shall apply.

Notwithstanding the above, the adoption of this Plan, by itself, shall not be construed as amending, modifying or rescinding any incentive arrangement previously approved by the Board or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

6.          GRANT OF THE AWARDS TO THE TRUSTEE; VOTING OF SHARES

6.1        The Board shall appoint a trustee for the purposes of this Plan, which trustee shall be approved, with respect to grants designated as grants made through a trustee pursuant to Section 102, in accordance with Section 102 (the “Trustee”). The Trustee shall have all the powers provided by law, Section 102 and the Plan and shall act pursuant to the provisions thereof, as they shall apply from time to time. The Company shall pay the Trustee a fee as shall be agreed between the Trustee and the Company.

6.2        Unless otherwise determined by the Board, all Awards shall be issued by the Company in the name of the Trustee and the Share certificates representing any Shares issued pursuant to options exercised hereunder or Shares vested under other Awards granted hereunder, and any and all other or additional rights deriving in connection therewith, if any, such as, but not limited to, bonus Shares (Share dividends) (“Additional Rights”), shall be issued by the Company in the name of the Trustee in trust for the designated grantee and shall be deposited with the Trustee, held by him or her and registered in his or her name in the register of members of the Company for such period as determined by the Board but, in the case of grants designated as grants made through a trustee pursuant to Section 102, not less than the period required, or approved, with respect thereto pursuant to Section 102, as shall be in effect from time to time (the “Required Holding Period”).

Furthermore, and without derogating from the aforesaid or any other provision hereof, with respect to Awards granted which were designated as made through a trustee pursuant to Section 102: (i) they may not be sold until the end of the Required Holding Period, unless otherwise allowed or determined by the Israeli tax authorities; and (ii) all Additional Rights will be subject to the same tax route applicable to the original Award.

6.3        Awards granted and designated as grants made through a trustee pursuant to Section 102 will be held by the Trustee and registered in his name in trust for the designated grantee, for not less than the Required Holding Period.

6.4        Awards granted hereunder shall not confer upon the holder thereof any of the rights of a shareholder of the Company with respect to the Shares subject to such Awards until such Shares are issued and registered in the name of the holder upon exercise of the options.

6.5        For as long as any Shares are held by the Trustee or registered in his name or for as long as the certificates representing any Shares are held by the Trustee, the Trustee alone shall be entitled to receive every notice to which a shareholder is entitled, or to demand any information, and any financial and/or other report to which a shareholder is entitled from the Company, and only he or whomever he shall designate pursuant to the Proxy and Power of Attorney referred to and as defined in Section 10.2 below (the “Attorney”), shall be entitled to exercise every other right of the shareholders vis-a-vis the Company including the right to participate in and to vote at all shareholders’ meetings. No grantee shall be entitled to exercise any of these rights as shareholder nor make any demand or request of the Trustee and/or of the Attorney in this regard.

6.6        Shares registered in the Trustee’s name shall be represented at all meetings of shareholders of the Company and shall be voted by the Trustee or the Attorney in the same manner, proportionately, as the other shareholders of the Company voting on such matter.

6.7        Nothing in the foregoing provisions shall derogate from the power of the Board to grant options to the Trustee otherwise than under the provisions of Section 102 or to grant options to grantees directly otherwise than through the Trustee or on terms which differ from those specified above or to approve the transfer of Shares from the Trustee to the name of any grantee(s) upon such conditions as shall be determined by the Board.

7.          AWARD AGREEMENT; TERMINATION OF EMPLOYMENT

Unless otherwise determined by the Board, every grantee shall be required to sign grant letter or other documents as shall be determined by the Board, in the form approved by the Board (the “Agreement”).

The Agreement shall specify the type of Award granted and whether it constitutes an Award pursuant to Section 102, and if so, under which regime, an Award pursuant to Section 3(i) of the Income Tax Ordinance, an Incentive Stock Option, a Non-Qualified Stock Option or otherwise. The Agreement need not be identical with respect to each grantee. The following terms, however, shall apply to all Awards, unless expressly otherwise decided in respect of a particular Award:

7.1        The Option Exercise Price shall be paid by the grantee to the Company no later than the date of exercise of the option unless otherwise determined in the Agreement.

7.2        The grantee shall have no right of first refusal to purchase Shares of the Company which may be offered for sale by shareholders of the Company, and shall have no pre-emptive rights to purchase Shares which are being allotted or shall in the future be allotted by the Company, to the extent any such rights otherwise exist.

7.3        The Award and/or the right to the Award are personal and except insofar as is specified in this Plan, and, where applicable, subject to Section 102, may not be transferred, assigned, pledged, withheld, attached or otherwise charged either voluntarily or pursuant to any law, except by way of transfer pursuant to the laws of inheritance, and no power of attorney or deed of transfer, whether the same has immediate effect or shall take effect on a future date, shall be given with respect thereto. During the lifetime of the grantee the Award may only be exercised by the designated grantee or, if granted to the Trustee, by the Trustee on behalf of the designated grantee. A note as to the provisions of this sub-section or a legend may appear on any document which grants the Award and in particular in the Agreement, and also on any Share certificate.

7.4        The right to exercise an option is granted to the Trustee on behalf of the grantee. Unless otherwise provided in the Agreement, vesting shall be in installments, gradually over a period of four (4) years from the date of grant of the option or such other period or periods as determined by the Board. Unless otherwise determined, at the conclusion of each period for the exercise of the option as determined in the Agreement (“Vesting Periods”), the option may, from time to time, be exercised in relation to part or all the Shares allocated for that period in such manner that at the end of each year following the granting of the option the Trustee shall, in the absence of a contrary determination in the Agreement, be entitled to exercise on behalf of the grantee and at his or her request up to one third (1/4) of the Shares subject to the option.

In addition, during each of the Vesting Periods, the option may be exercised in relation to all or part of the Shares allocated for any previous Vesting Period in which the option was not fully exercised, provided, subject to the provisions of Section 7.7 hereof, that at the time of the exercise of the option the grantee has continued to be employed by or to serve as a director of or provide services to, the Company or a Related Company on a continual basis from the date of the grant thereof until the date of their exercise. After the end of the Vesting Periods and during the balance of the option period, the option may be exercised, from time to time, in relation to all or part of the Shares which have not at that time been exercised and which remain subject to the option, subject to the provisions of Section 7.7 hereof and to any condition in the Agreement, if such exists, which provides a minimum number of Shares with respect to which the option may be exercised and any provision which determines the number of times that the Trustee may send the Company notice of exercise on behalf of the grantee in respect of the option. The Board shall be entitled at any time to shorten the vesting schedule or any Vesting Period.

7.5        The Board may determine at its sole discretion, that any grantee shall be entitled to receive the Awards, through the Trustee, pursuant to the provisions of this Plan or, subject to the provisions of Section 102 as relevant, directly in the name of the grantee, immediately upon execution of the Agreement or on such other date or dates as the Company has undertaken towards such grantee. In the event that a grantee is exempt from the Vesting Periods (pursuant to the provisions of Section 7.4), the Board shall be entitled, subject to the provisions of Section 102 as relevant, to determine that where the grantee does not comply with the conditions determined by the Board or ceases to be an employee of the Company or a Related Company, the Trustee, the Company or a Related Company shall have the right to repurchase the Shares from the grantee for nominal or any other consideration paid by the grantee or as otherwise determined by the Board at the time of grant. The Board may set additional conditions to this right of repurchase, including the provision of appropriate arrangements for the monies which shall be available to the Trustee or a Related Company or others for the purpose of the repurchase and may set conditions with respect to the voting rights of the grantee, rights of first refusal or pre-emptive rights to purchase Shares in the Company, to the extent such rights exist, the grantees right to receive reports or information from the Company, and the grantee’s right to a dividend in respect of Shares which are subject to a right of reacquisition as aforesaid. For as long as the foregoing conditions of the Board (including a minimum period of employment as a condition for the lapse of the right to reacquisition) have not been complied with, the grantee shall not be entitled to sell or charge or transfer in any other manner the Shares which are subject to the right of reacquisition. As security for the compliance with this undertaking the Share certificate will be deposited with the Trustee who will release the same to the grantee only after the grantee becomes entitled to the Shares and the same are not subject to any other restrictive condition.

7.6        With respect to the grant of Incentive Stock Options, the Board may not grant Incentive Stock Options to any Employee which would permit the aggregate Fair Market Value (determined on the date of grant) of the Shares with respect to which Incentive Stock Options (under this and any other plan of the Company and its subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000 (U.S.).  To the extent any option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such option (or any such portion thereof) shall be a Non-Qualified Stock Option.  If Shares acquired upon exercise of an Incentive Stock Option are disposed of by the grantee prior to the expiration of either two (2) years from the date of grant of such Incentive Stock Option or one (1) year from the transfer of Shares to the grantee pursuant to the exercise of such Incentive Stock Option, or in any other “disqualifying disposition” within the meaning of Section 422 of the Code, such grantee shall be required to notify the Company in writing of the date and terms of such disposition.  A disqualifying disposition by a grantee shall not affect the status of any other option granted under the Plan as an Incentive Stock Option.

7.7        Termination of Employment/Cause Events

7.7.1     If a grantee ceases to be an employee, director or service provider (or, if relevant, an employee of a service provider) of the Company or a Related Company, other than: (i) by reason of death, disability (as determined by the Board in its absolute discretion) or retirement as provided in Section 7.7.3 below; or (ii) for Cause (as defined in Section 8.2 below); the options that shall have vested prior thereto shall remain exercisable for a period of ninety (90) days (or three (3) months in the case of an Incentive Stock Option) following the earlier of such cessation or notice of cessation (but only to the extent exercisable at termination of employment and not beyond the scheduled expiration date), unless the Agreement provides otherwise. If (i) a grantee ceases to be an employee, director or service provider (or, if relevant, an employee of a service provider) of the Company or a Related Company for Cause (as defined in Section 8.2 below) ("Termination for Cause") or (ii) a Cause Event (as defined in Section 8.2 below) occurs with respect to a grantee who is a former employee, director or service provider (or, if relevant, an employee of a service provider) of the Company or a Related Company,  then immediately upon the Termination for Cause or notice of Termination for Cause in the case of clause (i) or the occurrence of a Cause Event in the case of clause (ii),  the grantee shall not be entitled to exercise any Options, whether vested or unvested, and all such Awards granted to the grantee shall return to the pool of ordinary shares available for future grants under this Plan.

7.7.2     If the employment or the director or service-provider relationship of a grantee is terminated by reason of death, disability (as determined by the Board in its absolute discretion) or retirement after age 60 with the approval of the Board, the option shall remain exercisable for a period of twenty four (24) months  following such termination (but only to the extent exercisable at termination of employment and not beyond the scheduled expiration date); provided, however, in the case of an Incentive Stock Option, with respect to a termination of employment as a result of death or disability (within the meaning of Section 22(e) of the Code), the period shall be twelve (12) months, and in the case of retirement, the period shall be three

(3) months (in each case, only to the extent exercisable at termination of employment and not beyond the scheduled expiration date).

7.7.3     The Board may determine whether any given leave of absence constitutes a termination of employment. Options awarded under this Plan shall not be affected by any change of employment so long as the grantee continues to be an employee, director or service-provider, as applicable, of the Company or a Related Company.

7.7.4     Notwithstanding the foregoing, the Board may in its absolute discretion, extend the period of exercise of the option by a grantee or grantees for such time as it shall determine either with or without conditions.

8.          ACCELERATION OF AN AWARD; LIQUIDATION

8.1        Acceleration in the Event of Sale of Assets, Certain Mergers. In the event of: (i) a sale of all or substantially all of the assets of the Company; or (ii) a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation and the continuing or surviving corporation (or, if such transaction is effected through a subsidiary, the parent of such continuing or surviving corporation), does not assume the Award or substitute it with an appropriate award in the continuing or surviving corporation (or in the parent as aforesaid), then, notwithstanding any contrary Vesting Periods in any Agreement or in this Plan, and unless in each case: (A) the applicable Agreement provides otherwise; or (B) the Board determines otherwise, all of the outstanding Awards held by or for the benefit of any grantee whose vesting dates fall within the first twelve (12) months thereafter shall be accelerated and become vested and exercisable immediately prior to the consummation or closing of such proposed action.

8.2        Acceleration in the Event of a Significant Event. If a “Significant Event”, as defined below, shall occur, and following which the employment of a grantee with the Company or a Related Company is terminated by the Company or a Related Company, other than for “Cause” as defined below; and unless the applicable Agreement provides otherwise, all of the outstanding Awards held by or for the benefit of any grantee shall be accelerated and become immediately vested and exercisable.

Each of the following shall be a “Significant Event”:  a consolidation or merger of the Company with or into another corporation approved by the Board of the Company in which the Company is the continuing or surviving corporation or in which, if the Company is not the continuing or surviving corporation, the continuing or surviving corporation (or, if such transaction is effected through a subsidiary, the parent of such continuing or surviving corporation) assumes the Award or substitutes it with an appropriate award in the surviving corporation (or in the parent as aforesaid).

The term “Cause” shall mean, for the purposes hereof, any of the following: (a) the definition ascribed to Cause in the individual employment agreement or services agreement between the Company and/or its Related Party and the grantee; (b) any one of the following: dishonesty towards the Company or Related Party, substantial malfeasance or nonfeasance of duty, unauthorized disclosure of confidential information, and conduct substantially prejudicial to the business of the Company or Related Party; or, any substantial breach by the Participant of (i) his or her employment or service agreement or (ii) any other obligations toward Company or a Related Party; and (c) without limiting the foregoing clauses (a) and (b), a conviction (whether following trial, by plea of guilty or failure to contest prosecution) in a criminal proceeding of (i) a misdemeanor involving fraud, false statements or misleading omissions, embezzlement, bribery, forgery or extortion; or (ii) a felony; or (iii) an equivalent charge to those in (i) and (ii) above in jurisdictions which do not use those designations.

The term “Cause Event” with respect to a former employee, director or service provider (or, if relevant, an employee of a service provider) of the Company or a Related Company shall mean, for the purposes hereof, any of the following: (a) the definition ascribed to Cause in the individual employment agreement or services agreement between the Company and/or its Related Party and the grantee in effect at the time such grantee ceases to be such an employee, director or service provider; (b) any one of the following: dishonesty towards the Company or Related Party, unauthorized disclosure of confidential information, and conduct substantially prejudicial to the business of the Company or Related Party; or, any substantial breach by the Participant of his or her obligations toward Company or a Related Party; and (c) without limiting the foregoing clauses (a) and (b), a conviction (whether following trial, by plea of guilty or failure to contest prosecution) in a criminal proceeding of (i) a misdemeanor involving fraud, false statements or misleading omissions, embezzlement, bribery, forgery or extortion; or (ii) a felony; or (iii) an equivalent charge to those in (i) and (ii) above in jurisdictions which do not use those designations.

8.3        Acceleration in the Event of a Hostile Takeover.  Notwithstanding the provisions of Sections 8.1 and 8.2 above, if a “Hostile Takeover”, as defined below, shall occur, and unless the applicable Agreement provides otherwise, all of the outstanding options held by or for the benefit of any grantee shall be accelerated and become immediately vested and exercisable.

Each of the following shall be a “Hostile Takeover”: an occurrence where a person, entity or group that was not an interested party, as defined under the Israeli Securities Law 1968 on the date of the initial public offering of the Company’s ordinary shares, becomes a “controlling shareholder,” as defined in the Israeli Securities Law 1968, or a “holder,” as defined in the Israel Securities Law 1968, of 25% or more of the voting rights in the Company or any merger or consolidation involving the Company, in each case without a resolution by the Board supporting the transaction.

8.4        Liquidation; Merger. Unless otherwise determined by the Board, in the event of: (i) the proposed liquidation or dissolution of the Company; or (ii) a consolidation or merger as described in Section 8.1 (ii) above; all outstanding Awards (including, without limitation, any Awards accelerated pursuant to Section 8.1 above) will terminate and expire immediately upon to the consummation or closing of such proposed action. Without derogating from any other right or authority of the Board hereunder, the Board may, in connection with any proposed liquidation or dissolution, or in connection with any merger or consolidation as aforesaid, determine any other date and time upon which any outstanding Awards will terminate and may also provide for the acceleration and vesting of, and right to exercise, any option which would not otherwise be exercisable.

9.          TERM OF AWARDS; EXERCISE

9.1        The term of each Award shall be for such period as the Board shall determine, but not more than ten (10) years from the date of grant thereof or such shorter period as is prescribed in Section 7.7 or 8.3 hereof; provided, however, with respect to Incentive Stock Options, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any Related Company) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the date of grant thereof.

9.2        A grantee who desires that the Trustee exercise an option granted to the Trustee on his or her behalf shall so instruct the Trustee in writing in the form annexed hereto as Appendix A  or in such other form as shall be approved by the Board from time to time. The notice shall be accompanied by, or specify the arrangements for, payment of the full Option Exercise Price of such Shares as provided in the Agreement. The Company may require as a condition to the exercise of an option that the grantee pay or otherwise make arrangements to the Company’s satisfaction, for the payment of the tax and other obligatory payments applicable to him or her (including all sums payable arising out of or in connection with the Company’s obligation to deduct tax and other obligatory payments at source) pursuant to applicable law and the provisions of the Plan. The Company may also require that the grantee provide or make such representations and agreements as to grantee’s investment intent and such other matters as the Company may deem necessary, advisable or appropriate at such time. Upon receipt of all the requisite documents, approvals and payments from the grantee, including sufficient proof of payment or other arrangement with respect to the payment of any applicable taxes in form satisfactory to the Company and the Trustee, the Trustee shall deliver a notice to the Company in the form annexed hereto as Appendix B  or in such other form as shall be approved by the Board from time to time, whereupon the Company shall allot the Shares in the name of the Trustee.

9.3        A grantee who desires to exercise an option granted directly to him or her (and not through the Trustee) shall so notify the Company in writing in such form as shall be prescribed by the Board from time to time. As a condition for the exercise of the option, the grantee shall pay or otherwise make arrangements, to the Company’s and Trustee’s satisfaction, for the payment of the tax and other obligatory payments applicable to him or her (including all sums payable by the Company arising out of its obligation to deduct tax and other obligatory payments at source) pursuant to applicable law and the provisions of the Plan. Upon receipt of all the requisite documents, approvals and payments from the grantee, including sufficient proof of payment or other arrangement with respect to the payment of any applicable taxes in form satisfactory to the Company and the Trustee, the Company shall allot the Shares in the name of the grantee.

9.4        Without limiting the foregoing, the Board may, with the consent of the grantee, from time to time cancel all or any portion of any option then subject to exercise, and the Company’s obligation in respect of such option may be discharged by: (i) payment to the grantee or to the Trustee on behalf of the grantee of an amount in cash equal to the excess, if any, of the Fair Market Value of the relevant Shares at the date of such cancellation subject to the portion of the option so canceled over the aggregate Option Exercise Price of such Shares; (ii) the issuance or transfer to the grantee or to the Trustee on behalf of the grantee of Shares of the Company with a Fair Market Value at the date of such transfer equal to any such excess; or (iii) a combination of cash and Shares with a combined value equal to any such excess, all as determined by the Board in its sole discretion.

Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Income Tax Ordinance, if at the date of grant the Company’s Shares are listed on any established stock exchange or a national market or quotation system, the Fair Market Value of an Share at the date of grant shall be determined in accordance with the average value of the Company’s Shares during the thirty (30) trading days preceding the date of grant, or in the thirty (30) trading days following the date of registration for trading, as the case may be.

9.5        Exercise of options will not be permitted on the effective date for distribution of bonus Shares, rights offering, distribution of a dividend, capital consolidation, capital split or capital reduction (all of the above will be: “Effective Date” and “Company Event”, respectively).

If the Ex Date of a Company Event precedes the Effective Date of a Company Event, the exercise of options will not be permitted on the Ex Date as mentioned.

Ex Date - the first trading day, in which the securities are traded without the right to any payment under a  Company Events.

10.        RESTRICTED SHARES

10.1      General

Restricted Shares may be granted to a grantee in such form and having such terms and conditions as the Board shall deem appropriate. The provisions of separate Awards of Restricted Shares shall be set forth in separate Restricted Share Agreements  (“Restricted Share Agreements”), which need not be identical. Subject to the restrictions set forth in Section 10.2 hereof, and except as otherwise set forth in the applicable Restricted Share Agreement, the grantee shall generally have the rights and privileges of a shareholder as to such Restricted Shares, including the right to vote such Restricted Shares. Unless otherwise set forth in a grantee's Restricted Share Agreement, cash dividends and share dividends, if any, with respect to the Restricted Share shall be withheld by the Company for the grantee’s account. Except as otherwise determined by the Board, no interest will accrue or be paid on the amount of any cash dividends withheld.

10.2      Vesting and Restrictions on Transfer

Restricted Shares shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Board and set forth in a Restricted Share Agreement; provided, however, that notwithstanding any such vesting dates, the Board may in its sole discretion accelerate the vesting of any Award of Restricted Shares at any time and for any reason. Unless otherwise specifically determined by the Board, the vesting of an Award of Restricted Shares shall occur only while the grantee is employed by or rendering services to the Company or a Related Company, and all vesting shall cease upon the termination of the employment or service of a  grantee for any reason. In addition to any other restrictions set forth in a grantee’s Restricted Share Agreement, the grantee shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Shares prior to the time the Restricted Shares have vested pursuant to the terms of the Restricted Share Agreement or for such other period as the Board shall determine (the “Restricted Period”). Certificates for Shares issued pursuant to Restricted Share Awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such Shares in contravention of such restrictions shall be null and void and without effect. Such certificates may, if so determined by the Board, be held in escrow by an escrow agent appointed by the Board, or, if a Restricted Share Award is made pursuant to Section 102, by the Trustee. In determining the Restricted Period of an Award the Board may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded Restricted Shares on successive anniversaries of the date of such Award. To the extent required by the Income Tax Ordinance or the Israeli Tax Authority, the Restricted Shares issued pursuant to Section 102 of the Income Tax Ordinance shall be issued to the Trustee in accordance with the provisions of the Income Tax Ordinance and the Restricted Shares shall be held by the Trustee for the benefit of the grantee for such period as may be required by the Income Tax Ordinance.

10.3      Forfeiture

Subject to such exceptions as may be determined by the Board, if the grantee's continuous employment or other service with the Company and/or any Related Company shall terminate for any reason prior to the time that such grantee’s Restricted Shares have vested, any such Restricted Shares remaining subject to vesting or restrictions or with respect to which the purchase price has not been paid in full, shall thereupon be forfeited and shall be deemed transferred to, and reacquired by, or cancelled by, as the case may be, the Company and/or a  Related Company  at no cost to the Company and/or any Related Company, subject to all applicable laws. Upon forfeiture of Restricted Shares, the grantee shall have no further rights with respect to such Restricted Shares.

10.4      Other Share-Based Awards

The Board is authorized, subject to limitations under applicable law, to grant to grantee such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon, or related to, Shares, as deemed by the Board to be consistent with the purposes of the Plan. The Board may also grant Shares as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of any member of the Company and/or any Related Company  to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Board. The terms and conditions applicable to such Awards shall be determined by the Board and evidenced by Award Agreements, which agreements need not be identical.

11.        TAXATION

11.1      General

The grantee shall be liable for all taxes, duties, fines and other payments which may be imposed by the tax authorities (whether in Israel or abroad) and for every obligatory payment of whatever source (including, but not limited to, social security, health tax, etc., as may be applicable) in respect of the Awards (including, without limitation, upon the grant of the Awards, the exercise of the options, or the registration of the Shares in the grantee’s name) or dividends or any other benefit in respect thereof and/or for all charges which shall accrue to the grantee, the Company, any Related Company and/or to the Trustee in connection with the Plan, the Awards, or any act or omission by the grantee or the Company in connection therewith or pursuant to any determination by the applicable tax or other authorities, including, without limitation, any such payments required to be made by the Company as the result of any sale by the grantee of Shares which were designated as made through a trustee pursuant to Section 102 prior to the end of the Required Holding Period. Notwithstanding the foregoing, if the Company elects the “employment income” route for Awards granted through a trustee pursuant to Section 102, the Company or the Related Company, as applicable, shall pay, at its expense, any social security payments payable by the employer with respect to Awards so granted to the extent required as a result of such choice.

11.2      Deduction at Source

The Company (including any Related Company) and/or the Trustee shall have the right to withhold or to require the grantee to pay an amount in cash or to retain or sell without notice, Shares in value sufficient to cover any tax or obligatory payment required by any governmental or administrative authority to be withheld or otherwise deducted and paid with respect to the Awards or the Shares subject thereto (including, without limitation, upon their grant, exercise, issuance or sale or the registration of the Shares in the grantee’s name) or with respect to dividends or any other benefits in respect thereof (“Withholding Tax”), and to make payment (or to reimburse itself or himself for payment made) to the appropriate tax or other authority of an amount in cash equal to the amount of such Withholding Tax. Notwithstanding the foregoing, the grantee shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company and/or the Trustee with funds sufficient to enable the Company and/or the Trustee to pay such Withholding Tax.

11.3      Certificate of Authorization of Assessing Officer

The Company (including any Related Company) or the Trustee shall at any time be entitled to apply to the Assessing Officer, and in the case of a grantee abroad, to any foreign tax authority, and to any other governmental or administrative authority for receipt of their certificate of authorization as to the amount of tax or other obligatory payments which the Company or any Related Company or the grantee or the Trustee is to pay to the tax or other authorities resulting from granting the Awards, or regarding any other question with respect to the application of the Plan.

11.4      Security for Payment of Taxes

Without derogating from the above, the Company (including any Related Company) and/or the Trustee shall have the right to require that any grantee provide guarantees or other security to the Company’s satisfaction to guarantee the payment of any taxes or other obligatory payments which may be payable as a result of or in connection with the grant of an Award, the exercise thereof, the registration of any Awards in the grantee’s name (including any sum payable arising out of or in connection with the Company’s obligations to deduct tax and other obligatory payments at source); and, with respect to Awards granted pursuant to Section 102 which were not designated as made through a trustee, if the grantee’s employment with the Company or any Related Company is terminated for any reason, the grantee will be obligated to provide the Company with a guarantee or other security to its satisfaction and at its discretion, to cover any tax obligations which may arise thereafter in connection with the disposition of the Shares.

12.        DIVIDENDS

The Shares issued as a result of the vesting or the exercise of the Awards shall participate equally with the Company’s other Shares in every cash dividend that shall be declared and distributed subject to the following provisions:

12.1      A cash dividend shall be distributed only to persons registered in the register of members as shareholders on the record date fixed for the distribution of the dividend.

12.2      A dividend with regard to Shares  that are registered in the name of the Trustee shall be paid to the Trustee, subject to any lawful deduction of tax, whether such rate is at the usual rate applicable to a dividend or at a higher rate. The Trustee shall transfer the dividend to the grantees in accordance with instructions that he shall receive from the Company. Alternatively, the Company shall be entitled to pay the dividend directly to the grantee subject to the deduction of the applicable tax.

12.3      Without derogating from the provisions of Sections 11.2 and 12.2 hereof, the Company or the Trustee shall be entitled to set off and deduct at source from any dividend any sum that the grantee owes to the Company (including any Related Company) or the Trustee, whether under the Plan or otherwise, and/or any sum that the grantee owes to the tax or other authorities.

13.        RIGHTS AND/OR BENEFITS ARISING OUT OF THE EMPLOYEE/ EMPLOYER RELATIONSHIP AND THE ABSENCE OF AN OBLIGATION TO EMPLOY

13.1      No income or gain which shall be credited to or which purports to be credited to the grantee as a result of the Plan, shall in any manner be taken into account in the calculation of the basis of the grantee’s entitlements from the Company or any Related Company or in the calculation of any social welfare right or other rights or benefits arising out of the employee/employer relationship. If, pursuant to any law, the Company or any Related Company, shall be obliged for the purposes of calculation of the said items to take into account income or gain actually or theoretically credited to the grantee, the grantee shall indemnify the Company or any Related Company, against any expense caused to it in this regard.

13.2      Nothing in the Plan shall be interpreted as obliging the Company or any Related Company to employ the grantee and nothing in the Plan or any Award granted pursuant thereto shall confer upon any grantee any right to continue in the employment of the Company or any Related Company or restrict the right of the Company or any Related Company to terminate such employment at any time. The grantee shall have no claim whatsoever against the Company or any Related Company as a result of the termination of his or her employment, including, without limitation, any claim that such termination causes any Awards to expire and/or prevents the grantee from exercising the options and/or from receiving or retaining any Shares pursuant to any agreement between him or her and the Company, or results in any loss due to an imposition, or earlier than anticipated imposition, of tax or other liability pursuant to applicable law.

14.        ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

Upon the occurrence of any of the following described events, a grantee’s rights to purchase Shares under the Plan shall be adjusted as hereinafter provided:

14.1      In the event that the Company distributes a cash dividend, the effective date for the distribution thereof, will take place after the date of the allocation of the Awards to the Trustee for a grantee, but before the exercise or expiry of the Option Exercise Price shall be decreased in respect of each option by the amount of the dividend per Share. For the avoidance of doubt, under no circumstances will the Option Exercise Price be decreased to a price which is less than the nominal value of an ordinary share of the Company.

14.2      In the event that the Company distributes bonus Shares, the effective date for the distribution of which takes place after the date of the allocation of the Awards to the Trustee for the grantee, but before the exercise or vesting or expiry of the Awards, the number of Shares to which the grantee is entitled upon the exercise or upon vesting of the Awards shall increase by the number of the Shares that the grantee would have been entitled to as bonus Shares, had he exercised the options prior to the effective date for the distribution of the bonus Shares. The Option Exercise Price shall not vary as a result of the increase in the number of Shares to which the grantee is entitled in the wake of the distribution of bonus Shares.

14.3      If rights to acquire any securities whatsoever are offered to Company shareholders by way of rights, the Company shall act with a view that the number of Shares that each grantee is entitled to upon the exercise or vesting of the Awards, as applicable, will be adjusted by multiplying the relevant number of Shares by the Benefit Ratio.

Benefit Ratio - the closing price of the stock exchange on the last trading day before the Ex Date divided by the base price of the ex-rights stock.

14.4      In any event of division or consolidation of the Company’s share capital, or any other corporate capitalization event of a significantly similar nature, the Company shall effect such changes or adjustments as are required to prevent dilution or increase in a grantee’s rights, pursuant to the Plan with respect to the number and class of the Shares in relation to the Awards not yet vested in accordance with their terms or exercised by the grantee and/or the Option Exercise Price of each option.

14.5      In any event of a merger, spin-off and/or any other structural change, Awards which have been granted under this Plan, shall be replaced by, or converted to, an alternative Award in the Company after such structural change, all at the absolute discretion of the Company’s Board.

14.6      Notwithstanding anything herein to the contrary, no adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any option to violate Section 422 of the Code or Section 409A of the Code, and to the extent any adjustments are made, such adjustments shall be made in accordance with the requirements of Section 422 of the Code or Section 409A of the Code, and the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject, as applicable.

15.        TERM, TERMINATION AND AMENDMENT

Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on, and no Award shall be granted after, the tenth anniversary of the date the Plan is adopted by the Board. The Board may at any time terminate, modify or amend the Plan in such respects as it shall deem advisable. Awards granted prior to termination of the Plan may, subject to the terms of the Plan and any Agreement or Restricted Share Agreement, be exercised thereafter. No amendment or modification of the Plan may, without the consent of the grantee to whom any Award shall theretofore have been granted, adversely affect the rights of such grantee under such Award.

16.        AWARD MODIFICATIONS

Subject to the terms, conditions and limitations of the Plan, the Board at any time and from time to time in its discretion: (i) may select (by price, expiration or other relevant term or otherwise) one or more outstanding Awards granted under the Plan; (ii) may modify, extend or renew those Awards; (iii) may authorize the Company to accept the surrender of outstanding Awards and grant new or replacement Awards pursuant to the Plan in substitution therefor; and (iv) may provide that such modified, extended, renewed or substituted Awards have one or more of the following (in any combination) (A) a lower exercise price or similar component than the surrendered Award or Awards, (B) a higher number of Shares covered by such Award than the number of Shares covered by the surrendered Award or Awards, (C) a longer term than the surrendered Award or Awards, (D) more rapid vesting and exercise ability than the surrendered Award or Awards, (E) a different market or intrinsic value than the surrendered Award or Awards, and (F) other modifications and additional provisions that are authorized by the Plan and more favorable to the grantee than the surrendered Award or Awards. Notwithstanding the foregoing, however: (1) if the exercise price or similar component of the original Award was originally set at the Fair Market Value or a specified fraction or multiple thereof, such exercise price or similar component shall not be lowered in any such modification, extension, renewal or substitution to an amount that is less than the full Fair Market Value or such specified fraction or multiple thereof, as applicable, on the date of such modification, extension, renewal or substitution; and (2) no modification of an Award granted under this Plan shall adversely affect the rights or obligations of a grantee under such Award without such grantee’s consent.

17.        EFFECTIVENESS OF THE PLAN; APPROVALS

The Plan shall become effective as of the date determined by the Board. Notwithstanding the foregoing and Sections 3 and 15 above, in the event that approval of the Plan or any modification or amendment thereto by the shareholders of the Company is required under applicable law or pursuant to applicable stock exchange rules or regulations, such approval shall, to the extent possible, be obtained within the time required under the applicable law, rule or regulation. If such shareholder approval is required in connection with the application of specified tax treatments, the Company shall make reasonable efforts to obtain such approval within the required time.

18.        RELEASE OF THE TRUSTEE AND THE ATTORNEY FROM LIABILITY

In no event shall the Trustee or the Attorney be liable to any grantee under the Plan, or to a purchaser of Shares from any grantee with respect to any act which has been or will be carried out in relation to the Plan, its execution and any matter connected thereto or arising therefrom. The grantee will be required to covenant upon signing the Agreement that he or she will not make any claim against the Trustee or the Attorney in any manner whatsoever and on any ground whatsoever and that he or she will expressly agree that if the Trustee or the Attorney are sued by them, then the Trustee or the Attorney shall be entitled by virtue of this Section alone to apply to the court for dismissal of the action against them with costs.

19.        GOVERNING LAWS

The Plan and all instruments issued thereunder shall be governed by and construed in accordance with the laws of the State of Israel, subject to the provisions of the Code with respect to Incentive Stock Options and, in the event of any ambiguity or conflict, the provisions hereof shall be so construed and applied as to give effect to the intention that any Incentive Stock Option granted will qualify as such under Section 422 of the Code.

*                   *                  *

RedHill Biopharma Ltd.

Appendix A

to

RedHill Biopharma Ltd. Amended and Restated Award Plan (2010)

(Section 9.2)

NOTICE OF EXERCISE

Date:

To:        Meitav Dash Trusts Ltd. (the “Trustee”), By Fax: 972-3-6960255 or benefits@altshul.co.il

To:        RedHill Biopharma Ltd. (“RedHill”), Fax: 972-3-5413144 or Email: einav@redhillbio.com

Dear Sir/Madam:

Re:  Notice of Exercise

I hereby wish to inform you that it is my desire to exercise ____________ options (“Options”)  out of the ____________________ options which were granted on my name on ______________________ [Date] under the RedHill Biopharma Ltd. Award Plan (2010), as amended  (“Plan”), and tenders herewith payment of the purchase price for such shares in full.

The exercise price of said Options is USD ___________ per share, all in accordance with the Plan and the Israeli Securities Law of 1968 or any state securities laws.

The total amount for the exercise of the Options of USD _________________ was paid to RedHill by me on the date of ______________________. I  am aware that the exercise of the Options will be done only after RedHill will transfer to you written confirmation that the exercise amount was paid in full.

I am aware that all the shares will be allotted to you, registered in your name and that you will hold all the share certificates representing such shares. Likewise, I am aware of and agree to all the other provisions of the Plan and applicable laws.

Yours sincerely,

Signature:
Name:

The receipt of this form by the Trustee must be verified by phone (No. 972-3-7903444).

RedHill Biopharma Ltd.

Appendix B

to

RedHill Biopharma Ltd. Amended and Restated Award Plan (2010)

(Section 9.2)

NOTICE OF EXERCISE

Date:

To:        RedHill Biopharma Ltd.

Dear Sirs:

Re: Notice of Exercise

Please be advised that on the date of ________________ we received instruction from ______________________________ (“the Grantee”) to exercise ____________ options (“Options”)  out of the ____________________ options which were granted in his/her name on ______________________ [Date] under the RedHill Biopharma Ltd. Award Plan (2010), as amended  (“Plan”).

The exercise price of said Options is USD ___________ per share, all in accordance with the Plan and the Israeli Securities Law of 1968 or any state securities laws.

The total amount for the exercise of the Options of USD _________________ should have been paid to you in full by the Grantee. Upon reception of a written confirmation from you that you received this amount in full, we will exercise the Options for shares and register these shares under our name.

Attached to this notice is the exercise notice sent to us by the Grantee.

Yours sincerely,

Meitav Dash Trusts Ltd.

Signature:
Name: